Exhibit 99.1

Contact:

Lyn Hittle, CFO

Phone: (919) 536-7547

Lyn.hittle@mfbonline.com

Or

Kim D. Saunders, President and CEO

Phone: (919) 687-6700

Kim.saunders@mfbonline.com

FOR IMMEDIATE RELEASE

M&F Bancorp, Inc. Announces Third Quarter Net Income on Strong Loan Growth

DURHAM, N.C. November 6, 2008 – M&F Bancorp, Inc. (OTCBB: MFBP), the parent company of Mechanics and Farmers Bank (“M&F Bank”), today reported net income for the three months ended September 30, 2008 of $0.1 million compared to $0.4 million for the three months ended September 30, 2007. Earnings per share on a fully diluted basis was $0.05 for the three months ended September 30, 2008 compared to $0.25 per share for the three months ended September 30, 2007. Net income was $1.3 million, or $0.69 per share, for the nine months ended September 30, 2008 compared to $0.9 million, or $0.55 per share for the nine months ended September 30, 2007. The results for the nine months ended September 30, 2008 reflect a year to date extraordinary gain of $1.8 million from the acquisition of Mutual Community Savings Bank, Inc., SSB (“MCSB”) in March 2008.

“In light of recent events in the national and international economy, as well as the banking industry as a whole, we are very pleased with our profitability after incurring significant costs during the first two quarters of 2008 in acquiring and absorbing MCSB. I believe that the Bank is performing very well with 11.0% in organic growth in our loan portfolio this year and stable relationships with our deposit customers in spite of competitive pressures in our five service areas of Charlotte, Durham, Greensboro, Raleigh and Winston-Salem. We also participate in the CDARS® program which has enabled us to provide full FDIC insurance coverage up to $50 million if desired for our customers’ deposit relationships,” said Kim D. Saunders, President and CEO.

M&F Bank is proudly celebrating a century of service to its community this year. It is one of very few banks in North Carolina that is designated as a Community Development Financial Institution (“CDFI” Bank) and is recognized as such for its record of service in distressed communities. As part of its expression of gratitude for 100 years of business success, the Company provided the opportunity for a chance to win a grand prize of $100,000 through its year-long “100 years/100 grand” promotion. In August, upon the anniversary of the opening of the Bank’s first office on Parrish Street in Durham, the promotion culminated with a luncheon and drawing for the grand prize. M&F Bank has had an unbroken record of profitability for 100 consecutive years, including keeping its doors open throughout the Great Depression. ”During these uncertain economic times, it is reassuring to the Bank’s customers to work with an institution with such a great legacy and community commitment,” Saunders added.

Total assets increased 23.3%, or $51.8 million, to $274.0 million as of September 30, 2008 from $222.2 million at December 31, 2007. Total assets acquired from MCSB were $64.6 million. Cash and cash equivalents increased $1.8 million or 9.8%, to $20.0 million as of September 30, 2008, compared to $18.2 million at December 31, 2007. Loans increased 40.3%, or $58.8 million, to $204.9 million as of September 30, 2008, from $146.1 million as of December 31, 2007. The Bank continues to increase its loan portfolio through organic growth, with a net increase of $16.1 million during the first nine months of 2008. Deposits increased 28.4%, or $48.9 million, to $220.9 million as of September 30, 2008 from $172.1 million at December 31, 2007.

Net income for the three months ended September 30, 2008, decreased $0.3 million, to net income of $0.1 million, compared to net income of $0.4 million for the same period in 2007. For the three months ended September 30, 2008 interest income increased $0.3 million when compared to the three month period ended September 30,

2007 and interest expense decreased $0.4 million resulting in an improvement in net interest income of $0.7 million. The primary driver of the decrease in net income was increased non-interest expense of $1.1 million in the quarter ended September 30, 2008 compared to the same period in 2007. Reflected in this increase are the higher costs associated with the larger institution after the acquisition of MCSB, as well as the added costs of dual operating systems.

Net income for the nine months ended September 30, 2008, increased $0.4 million, or 40.9%, to $1.3 million, compared to net income of $0.9 million for the same period in 2007. The increase is primarily a result of a $1.8 million extraordinary gain from application of a credit excess in the acquisition of MCSB. Net income from operations decreased $1.5 million to a loss of $0.5 million primarily as a result of a $2.4 million increase in noninterest expense during the nine month period ended September 30, 2008 compared to the same period in 2007. Non-interest expense increased 31.4% for the nine months ended September 30, 2008 as compared to the same period in 2007, in part the result of the addition of former MCSB employees, together with the Company’s decision to reassess its staffing needs after the acquisition of MCSB, resulting in temporary increased salary expense and the accrual of severance benefits for those employees whose positions were eliminated effective June 30, 2008 totaling $0.4 million. During the nine months ended September 30, 2008, the Company completed a review of premises and equipment and recorded an expense of $0.3 million ($0.2 million net of taxes, or $0.11 per share), for a change in estimated useful lives of long-lived assets. Noninterest expenses also increased due to duplication of systems during the integration of MCSB resulting in increased information technology costs of $0.5 million in the nine months ended September 30, 2008 compared to the same period in 2007, legal fees, audit fees and increasing professional fees by approximately $0.5 million in the nine months ended September 30, 2008.

M&F Bancorp, Inc., a bank holding company with assets of approximately $274.0 million as of September 30, 2008, is the parent company of Mechanics and Farmers Bank. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” Mechanics and Farmers Bank has banking service centers in Raleigh, Durham, Greensboro, Winston-Salem and Charlotte. For additional information, contact M&F Bank Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, North Carolina at 919-687-7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company’s filings with the Securities and Exchange Commission, and is available at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

dollars in thousands	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$19,961	$18,172
Investment securities available for sale, at fair value	32,555	43,612
Other invested assets	1,702	1,269
Loans	204,918	146,080
Less allowances for loan losses	(2,637)	(1,897)

Loans, net	202,281	144,183

Interest receivable	1,464	1,235
Bank premises and equipment, net	5,065	5,636
Cash surrender value of bank-owned life insurance	5,249	4,951
Other real estate owned	1,189	338
Other assets	4,567	2,822

TOTAL ASSETS	$274,033	$222,218

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Interest-bearing deposits	$173,545	$142,150
Noninterest-bearing deposits	47,375	29,904

Total deposits	220,920	172,054
Federal funds purchased	—	10,000
Other borrowings	22,989	14,004
Other liabilities	4,721	4,000

Total liabilities	248,630	200,058

Shareholders’ equity:
Common stock, no par value, 5,000,000 shares authorized; 2,031,337 and 1,685,646 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	8,732	5,901
Retained earnings	17,488	16,617
Accumulated other comprehensive loss	(817)	(358)

Total shareholders’ equity	25,403	22,160

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$274,033	$222,218

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
dollars in thousands except per share data	2008	2007	2008	2007
Interest income:
Loans, including fees	$3,449	$2,750	$9,219	$8,491
Investment securities, including dividends
Taxable	317	605	942	1,892
Tax-exempt	140	168	447	503
Other	28	151	228	794

Total interest income	3,934	3,674	10,836	11,680

Interest expense:
Deposits	887	1,314	2,871	4,343
Borrowings	227	201	614	618

Total interest expense	1,114	1,515	3,485	4,961

Net interest income	2,820	2,159	7,351	6,719
Less provision for loan losses	137	10	200	59

Net interest income after provision for loan losses	2,683	2,149	7,151	6,660

Noninterest income:
Service charges	431	333	1,129	1,002
Rental income	79	48	226	187
Cash surrender value of life insurance	58	49	157	163
Realized gain on sale of loan	—	—	—	97
Realized gain on sale of securities	56	—	61	244
Realized gain on sale of other real estate owned	3	250	—	250
Other income	86	17	275	174

Total noninterest income	713	697	1,848	2,117

Noninterest expense:
Salaries and employee benefits	1,430	1,234	4,242	3,705
Occupancy and equipment	578	333	1,787	1,392
Directors fees	68	57	205	135
Marketing	33	93	340	273
Professional fees	387	186	1,205	701
Information technology	299	153	932	430
Other	579	264	1,316	994

Total noninterest expense	3,374	2,320	10,027	7,630

Income (loss) before income taxes	22	526	(1,028)	1,147
Income tax (benefit) expense	(40)	97	(496)	213

Income (loss) before extraordinary gain from acquisition	62	429	(532)	934
Extraordinary gain, application of credit excess from acquisition	31	—	1,848	—

Net income	$93	$429	$1,316	$934

Basic and diluted earnings per share of common stock:
Income (loss) before extraordinary gain from acquisition	$0.03	$0.25	$(0.28)	$0.55
Extraordinary gain, application of credit excess from acquisition	$0.02	$—	$0.96	$—
Net income	$0.05	$0.25	$0.69	$0.55
Weighted average shares of common stock outstanding:
Basic	2,031,337	1,685,646	1,920,312	1,685,646
Diluted	2,031,337	1,688,137	1,920,312	1,689,254
Dividends per share of common stock	$0.05	$0.05	$0.15	$0.15

	AVERAGE BALANCES AND INTEREST INCOME ANALYSIS For The Three Months Ended September 30,
	2008			2007
dollars in thousands	Average Balance	Average Yield/ Cost	Interest Income/ Expense	Average Balance	Average Yield/ Cost	Interest Income/ Expense
Assets
Loans(1)	$202,218	6.82%	$3,449	$147,354	7.47%	$2,750
Taxable securities	22,751	5.57%	317	43,185	5.60%	605
Nontaxable securities(2)	13,523	6.27%	212	15,781	6.49%	256
Other	5,289	2.12%	28	12,060	5.01%	151

Total interest-earning assets	243,781	6.57%	4,006	218,380	6.89%	3,762
Cash and due from banks	5,009			4,111
Allowances for loan loss	(2,633)			(2,530)
All other assets	18,419			15,733

Total assets	$264,576			$235,694

Liabilities and
Shareholders’ equity
Demand deposits	$51,333	1.39%	$179	$40,244	2.61%	$263
Savings deposits	29,844	0.44%	33	29,662	0.63%	47
Time deposits	89,596	3.01%	675	87,511	4.59%	1,004

Interest-bearing deposits	170,773	2.08%	887	157,417	3.34%	1,314
Borrowings	23,296	3.90%	227	17,752	4.53%	201

Total interest-bearing liabilities	194,069	2.30%	1,114	175,169	3.46%	1,515

Noninterest-bearing deposits	40,812			35,118
Other liabilities	4,383			3,515
Shareholders’ equity	25,312			21,892

Total liabilities and shareholders’ equity	$264,576			$235,694

Net interest income			$2,892			$2,247

Net yield on earning assets(2)(3)		4.75%			4.12%
Interest rate spread(4)		4.27%			3.43%

1.	Non-accrual loans have been included.

2.	Yields on nontaxable securities have been adjusted to a tax equivalent basis using the federal rate of 34.00%.

3.	Net yield on earning assets is computed by dividing net interest earned by total average interest earning assets.

4.	The interest rate spread is the interest earning assets rate less the interest earning liabilities rate.

	AVERAGE BALANCES AND INTEREST INCOME ANALYSIS For The Nine Months Ended September 30,
	2008			2007
dollars in thousands	Average Balance	Average Yield/ Cost	Interest Income/ Expense	Average Balance	Average Yield/ Cost	Interest Income/ Expense
Assets
Loans(1)	$181,523	6.77%	$9,219	$151,329	7.48%	$8,491
Taxable securities	23,631	5.32%	942	44,863	5.62%	1,892
Nontaxable securities(2)	14,653	6.16%	677	15,917	6.38%	762
Other	13,046	2.33%	228	21,134	5.01%	794

Total interest-earning assets	232,853	6.34%	11,066	233,243	6.82%	11,939
Cash and due from banks	4,867			4,277
Allowances for loan loss	(2,364)			(2,506)
All other assets	17,595			15,228

Total assets	$252,951			$250,242

Liabilities and
Shareholders’ equity
Demand deposits	$50,637	1.70%	$647	$45,165	2.48%	$839
Savings deposits	29,104	0.48%	104	34,405	1.02%	262
Time deposits	85,198	3.32%	2,120	93,898	4.60%	3,242

Interest-bearing deposits	164,939	2.32%	2,871	173,468	3.34%	4,343
Borrowings	20,150	4.06%	614	17,887	4.61%	618

Total interest-bearing liabilities	185,089	2.51%	3,485	191,355	3.46%	4,961

Noninterest-bearing deposits	39,105			34,549
Other liabilities	4,267			2,466
Shareholders’ equity	24,490			21,872

Total liabilities and shareholders’ equity	$252,951			$250,242

Net interest income			$7,581			$6,978

Net yield on earning assets(2)(3)		4.34%			3.99%
Interest rate spread(4)		3.83%			3.36%

1.	Non-accrual loans have been included.

2.	Yields on nontaxable securities have been adjusted to a tax equivalent basis using the federal rate of 34.00%.

3.	Net yield on earning assets is computed by dividing net interest earned by total average interest earning assets.

4.	The interest rate spread is the interest earning assets rate less the interest earning liabilities rate.

Financial Highlights for the Three Month and Nine Month Periods

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
dollars in thousands, except per share data	2008	2007	2008	2007
Earnings:
Net interest income	$2,820	$2,159	$7,351	$6,719
Provision for loan losses	137	10	200	59
Total noninterest income	713	697	1,848	2,117
Total noninterest expense	3,374	2,320	10,027	7,630
Income tax (benefit) expense	(40)	97	(496)	213
Income (Loss) before extraordinary gain	62	429	(532)	934
Extraordinary gain	31	—	1,848	—
Net income	93	429	1,316	934
Net income (loss) per share before extraordinary gain:
Basic and diluted	$0.03	$0.25	$(0.28)	$0.55
Net income per share after extraordinary gain:
Basic and diluted	0.05	0.25	0.69	0.55
Average for period:
Assets	$264,576	$235,694	$252,951	$250,242
Loans	202,218	147,354	181,523	151,329
Deposits	211,585	192,535	204,044	208,017
Shareholders’ equity	25,312	21,892	24,490	21,872
Ratios before extraordinary gain (loss):
Return (loss) on average assets (annualized)	0.09%	0.73%	(0.28)%	0.50%
Return (loss) on average equity (annualized)	0.98%	7.84%	(2.90)%	5.69%
Average equity to average assets	9.57%	9.29%	9.68%	8.74%
Efficiency ratio (annualized)	95.50%	81.23%	109.00%	86.35%
Ratios after extraordinary gain:
Return on average assets (annualized)	0.14%	0.73%	0.69%	0.50%
Return on average equity (annualized)	1.47%	7.84%	7.16%	5.69%
Average equity to average assets	9.57%	9.29%	9.68%	8.74%
Efficiency ratio (annualized)	94.67%	81.23%	90.77%	86.35%